Securities and Exchange Commission
Washington, D.C. 20549

Schedule 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )*

ZoomInfo Technologies Inc.
(Name of Issuer)

Class A Common Stock, par value $0.01
(Title of Class of Securities)

98980F104
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No. 98980F104		Page 2 of 22

1	NAMES OF REPORTING PERSONS
22C Magellan Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,592,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,592,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,592,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13G
CUSIP No. 98980F104		Page 3 of 22

1	NAMES OF REPORTING PERSONS
22C Capital I-A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
500,858

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
500,858

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
500,858

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

SCHEDULE 13G
CUSIP No. 98980F104		Page 4 of 22

1	NAMES OF REPORTING PERSONS
22C DiscoverOrg Investors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,592,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,592,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,592,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 5 of 22

1	NAMES OF REPORTING PERSONS
22C Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,592,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,592,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,592,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 6 of 22

1	NAMES OF REPORTING PERSONS
22C DiscoverOrg MM, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,592,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,592,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,592,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 7 of 22

1	NAMES OF REPORTING PERSONS
22C DiscoverOrg Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
18,592,500

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
18,592,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,592,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 8 of 22

1	NAMES OF REPORTING PERSONS
22C Capital GP I, L.L.C

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,093,358

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,093,358

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,093,358

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 9 of 22

1	NAMES OF REPORTING PERSONS
22C Capital GP I MM LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,093,358

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,093,358

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,093,358

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 10 of 22

1	NAMES OF REPORTING PERSONS
Eric J Edell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
19,093,358

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
19,093,358

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
19,093,358

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
18.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 11 of 22

1	NAMES OF REPORTING PERSONS
FiveW DiscoverOrg LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,943,231

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,943,231

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,943,231

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

SCHEDULE 13G
CUSIP No. 98980F104		Page 12 of 22

1	NAMES OF REPORTING PERSONS
FiveW Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,943,231

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,943,231

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,943,231

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 13 of 22

1	NAMES OF REPORTING PERSONS
David Randall Winn

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,313,508

	6	SHARED VOTING POWER
24,036,589

	7	SOLE DISPOSITIVE POWER
1,313,508

	8	SHARED DISPOSITIVE POWER
24,036,589

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
25,350,097

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
23.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

SCHEDULE 13G
CUSIP No. 98980F104		Page 14 of 22

ITEM 1.	(a) Name of Issuer:

ZoomInfo Technologies Inc. (the “Issuer”)

ITEM 1.	(b) Address of Issuer’s Principal Executive Offices:

805 Broadway Street, Suite 900, Vancouver, Washington 98660.

ITEM 2.	(a-c) Name of Person Filing:

This Schedule 13G is being filed jointly by the following (collectively, the “Reporting Persons”):

i.	22C Magellan Holdings LLC, a Delaware limited liability company,
ii.	22C Capital I-A, L.P., a Delaware limited partnership,
iii.	22C DiscoverOrg Investors, LLC, a Delaware limited liability company,
iv.	22C Capital I, L.P., a Delaware limited partnership,
v.	22C DiscoverOrg MM, LLC, a Delaware limited liability company,
vi.	22C DiscoverOrg Advisors, LLC, a Delaware limited liability company,
vii.	22C Capital GP I, L.L.C., a Delaware limited liability company,
viii.	22C Capital GP I MM LLC, a Delaware limited liability company,
ix.
Eric J. Edell, a United States citizen (together with 22C DiscoverOrg Investors, LLC, 22C Capital I, L.P., 22C Capital I-A, L.P., 22C Capital GP I, L.L.C., 22C Capital GP I MM, L.L.C., 22C DiscoverOrg MM, LLC, 22C DiscoverOrg Advisors, LLC and 22C Magellan Holdings LLC, the “22C Reporting Persons”),

x.	FiveW DiscoverOrg LLC, a Delaware limited liability company,
xi.	FiveW Capital LLC, a Delaware limited liability company, and
xii.	David Randall Winn, a United States citizen (together with FiveW DiscoverOrg LLC and FiveW Capital LLC, the “FiveW Reporting Persons”).

This statement on Schedule 13G relates to 18,592,500 Shares (as defined herein) directly beneficially owned by 22C Magellan Holdings LLC, 500,858 Shares directly beneficially owned by 22C Capital I-A, L.P., 4,943,231 Shares directly beneficially owned by FiveW DiscoverOrg LLC, and 1,313,508 Shares directly beneficially owned by David Randall Winn.

22C DiscoverOrg Investors, LLC and 22C Capital I, L.P. are the two principal members of 22C Magellan Holdings LLC. 22C DiscoverOrg MM, LLC is the managing member of 22C DiscoverOrg Investors, LLC. 22C DiscoverOrg Advisors, LLC is the managing member of 22C DiscoverOrg MM, LLC.

22C Capital GP I, L.L.C. is the general partner of 22C Capital I, L.P. and of 22C Capital I-A, L.P. 22C Capital GP I MM LLC is the managing member of 22C Capital GP I, L.L.C.

Eric J. Edell and David Randall Winn are co-managing members of 22C DiscoverOrg Advisors, LLC and co-members of 22C Capital GP I MM LLC.

FiveW DiscoverOrg, LLC is the managing member of FiveW Capital LLC. David Randall Winn is the managing member of FiveW Capital LLC.

The address for each of the 22C Reporting Persons is 445 Park Avenue, 13th Floor, New York, NY 10022, and the address for each of the FiveW Reporting Persons is 6495 Enclave Way, Boca Raton, Florida 33496.

ITEM 2.	(d) Title of Class of Securities:

Class A common stock, par value $0.01 per share (“Shares”).

ITEM 2.	(e) CUSIP Number:

98980F104

SCHEDULE 13G
CUSIP No. 98980F104		Page 15 of 22

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a - c) The aggregate number of Shares and percentage of Shares beneficially owned by each of the Reporting Persons, as well as the number of Shares as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following tables:

			Voting Power		Dispositive Power
Reporting Person	No. of Shares Beneficially Owned (1)	Percent of Class (2)	Sole (1)	Shared (1)	Sole (1)	Shared (1)
22C Magellan Holdings LLC	18,592,500	18.2%	0	18,592,500	0	18,592,500
22C Capital I-A, L.P.	500,858	0.6%	0	500,858	0	500,858
22C DiscoverOrg Investors, LLC	18,592,500	18.2%	0	18,592,500	0	18,592,500
22C Capital I, L.P.	18,592,500	18.2%	0	18,592,500	0	18,592,500
22C DiscoverOrg MM, LLC	18,592,500	18.2%	0	18,592,500	0	18,592,500
22C DiscoverOrg Advisors, LLC	18,592,500	18.2%	0	18,592,500	0	18,592,500
22C Capital GP I, L.L.C.	19,093,358	18.6%	0	19,093,358	0	19,093,358
22C Capital GP I MM LLC	19,093,358	18.6%	0	19,093,358	0	19,093,358
Eric Edell	19,093,358	18.6%	0	19,093,358	0	19,093,358
FiveW DiscoverOrg, LLC	4,943,231	5.6%	0	4,943,231	0	4,943,231
FiveW Capital LLC	4,943,231	5.6%	0	4,943,231	0	4,943,231
D. Randall Winn	25,350,097	23.3%	1,313,508	24,036,589	1,313,508	24,036,589

(1) The ownership information assumes the conversion of (i) the membership units of ZoomInfo Holdings LLC (“OpCo Units”), (ii) the membership units of ZoomInfo Intermediate Holdings LLC (“HoldCo Units”), and (iii) the Issuer’s Class C common stock, par value $0.01 per share (the “Class C Common Stock”) beneficially owned by the Reporting Persons into Shares, each on a one-to-one basis.

(2) These percentages are based upon the sum of (i) 83,615,501 shares of Class A Common Stock of the Issuer outstanding as set forth in the Issuer’s Form 424b4 prospectus supplement, filed on December 2, 2020, to the S-1 registration statement (333-251009), filed on November 30, 2020, as confirmed by the Issuer’s Form 8-K filed on December 4, 2020 and (ii) the total number of Shares the Reporting Person has the right to acquire upon conversion of the OpCo Units, HoldCo Units and Class C Common Stock owned by such Reporting Person, as applicable.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

SCHEDULE 13G
CUSIP No. 98980F104		Page 16 of 22

ITEM 8.	Identification and Classification of Members of the Group.

The Reporting Persons are a party to an Irrevocable Proxy (the “Irrevocable Proxy”) dated as of June 3, 2020, by and among the TA Stockholders, the Carlyle Stockholders, the Founder Stockholders (each as defined therein, and collectively, the “Other Parties”) and 22C (as defined therein).  The Founder Stockholders initially includes DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC.  In addition, the Other Parties are party to a Stockholders Agreement (the “Stockholders Agreement”) dated as of June 3, 2020, among ZoomInfo Technologies Inc. (the “Issuer”) and the Other Parties.

By virtue of being a party to the Proxy, each of the Reporting Persons on this Schedule 13G may be deemed to be members of a “group”, as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended, with the Other Parties. The parties to the Stockholders Agreement and the Irrevocable Proxy hold, in the aggregate, more than 50% of the voting power for the election of directors of the Issuer. The share ownership reported for the Reporting Persons does not include any securities of the Issuer owned by the Other Parties, and each of the Reporting Persons disclaims beneficial ownership of the securities beneficially owned by the Other Parties.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

SCHEDULE 13G
CUSIP No. 98980F104		Page 17 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021

22C DiscoverOrg Advisors, LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

22C DiscoverOrg Investors, LLC

By:	22C DiscoverOrg MM, LLC, its managing member
By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

22C Magellan Holdings LLC

22C DISCOVERORG INVESTORS, LLC, its member
By:	22C DiscoverOrg MM, LLC, its managing member
By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

22C CAPITAL I, L.P., its member
By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

22C DISCOVERORG CP, L.P., its member
By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

HAL AVIDANO
/s/ Hal Avidano

SCHEDULE 13G
CUSIP No. 98980F104		Page 18 of 22

22C Capital GP I MM LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

22C Capital GP I, L.L.C.

By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

22C DiscoverOrg MM, LLC

By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

22C Capital I-A, L.P .
By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

SCHEDULE 13G
CUSIP No. 98980F104		Page 19 of 22

22C Capital I, L.P.
By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Member

FiveW Capital LLC

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

FiveW DiscoverOrg LLC

By:	FiveW Capital LLC, its managing member
By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

/s/ David Randall Winn
David Randall Winn

/s/ Eric J. Edell
Eric J. Edell

SCHEDULE 13G
CUSIP No. 98980F104		Page 20 of 22

LIST OF EXHIBITS

Exhibit No.	Description	Page

A	Joint Filing Agreement.	21

SCHEDULE 13G
CUSIP No. 98980F104		Page 21 of 22

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of ZoomInfo Technologies Inc. dated as of February 16, 2021 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 16, 2021

22C DiscoverOrg Advisors, LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C DiscoverOrg Investors, LLC

By:	22C DiscoverOrg MM, LLC, its managing member
By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Magellan Holdings LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Officer with Title of Authorized Signatory

22C Capital GP I MM LLC

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C Capital GP I, L.L.C.

By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

22C DiscoverOrg MM, LLC

By:	22C DiscoverOrg Advisors, LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

SCHEDULE 13G
CUSIP No. 98980F104		Page 22 of 22

22C Capital I-A, LP

By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Managing Member

22C Capital I, L.P.

By:	22C Capital GP I, L.L.C., its general partner
By:	22C Capital GP I MM LLC, its managing member

By:	/s/ Eric J. Edell
Name:	Eric J. Edell
Title:	Member

FiveW Capital LLC

By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

FiveW DiscoverOrg LLC

By:	FiveW Capital LLC, its managing member
By:	/s/ David Randall Winn
Name:	David Randall Winn
Title:	Managing Member

/s/ David Randall Winn
David Randall Winn

/s/ Eric J. Edell
Eric J. Edell